EXHIBIT 99.1
Chegg Announces Appointment of Nathan Schultz as Chief Operating Officer
In the newly created role, Schultz will oversee all consumer-facing products and services

SANTA CLARA, Calif.--(BUSINESS WIRE)--Today, Chegg Inc. (NYSE: CHGG) the leading student-first connected learning platform, announced the promotion of Nathan Schultz to Chief Operating Officer, effective immediately. Schultz has served in various roles at Chegg for 15 years, and was previously President of Learning Services, where he was responsible for all aspects of Chegg’s learning tools. Throughout his career, he has successfully overseen Chegg’s required materials service, Chegg Study, Writing, and Math, the creation of the Chegg Study Pack, international growth, and the acquisition and integration of new services such as skills accelerator, Thinkful and language learning service, Busuu.

In the newly created role, Schultz will drive the expansion and further integration of Chegg’s direct-to-student services including learning services, non-academic support, and career skills training, in order to serve Chegg’s growing user base more effectively and efficiently and ensure a superior holistic consumer experience.

“Nathan has been a transformational leader at our company for many years, and on behalf of myself, his colleagues, and our Board of Directors, we are all delighted he is taking on the role of Chief Operating Officer,” said Dan Rosensweig, CEO and President of Chegg. “Nathan has spent 15 years at Chegg building products that support student learning. He is an industry leader in how to build effective learning tools, and in his new role he will be able to have more impact across the company in how we can best support students and achieve better learning outcomes,” Rosensweig added.

“I am energized and excited to take on this new role. I could not be more grateful to Dan, the Board of Directors, and my colleagues for their support,” said Schultz. “We have an incredible opportunity to bring even more value to our large, global, customer base by bringing together learning services, non-academic support, and skills for students into one offering, to impact and help not just our millions of subscribers, but many more around the world.”

About Chegg

Millions of people all around the world Learn with Chegg. Our mission is to improve learning and learning outcomes by putting students first. We support life-long learners starting with their academic journey and extending into their careers. The Chegg platform provides products and services to support learners to help them better understand their academic course materials, and also provides personal and professional development skills training, to help them achieve their learning goals. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Contacts

Investor Relations Contact
Tracey Ford, IR@chegg.com

Media Contact
Marc Boxser, press@chegg.com